UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 18, 2023

FULL HOUSE RESORTS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32583	13-3391527
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Summerlin 1980 Festival Plaza Drive, Suite 680 Las Vegas, Nevada	89135
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (702) 221-7800

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.0001 par value per share	FLL	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01   Entry into a Material Definitive Agreement

American Place Development Agreement

On January 18, 2023, Full House Resorts, Inc.’s (the “Company’s”) wholly-owned subsidiary, FHR-Illinois, LLC, a Delaware limited liability company (“FHR-IL”), and the City of Waukegan, Illinois (the “City”) entered into a Development and Host Community Agreement (the “Development Agreement”) related to FHR-IL’s development, construction and operation of a temporary casino facility (“The Temporary”) and a permanent casino facility (“American Place”) in Waukegan, Illinois.

The Development Agreement establishes terms and conditions related to the project, including project milestones requiring (i) the completion of The Temporary’s construction by January 1, 2023, with operations commencing within three months of such completion and (ii) the completion of American Place’s construction within 36 months of The Temporary’s opening, with operations also commencing within three months of such completion.  The Development Agreement provides a mechanism for the extension of the above deadlines in certain circumstances, including if FHR-IL is diligently pursuing construction of the facilities.  The Development Agreement also establishes the procedures for obtaining approvals for current and future phases of the project, penalties for failure to complete the phases of the project on time, and standards and terms for the use, operations and maintenance of the property.  The Development Agreement also requires FHR-IL to pay $150,000 for anticipated public works and public safety costs related to the opening of The Temporary and to make annual contributions to the City of at least $500,000 to support charitable programs and causes following the commencement of operations at American Place.

Customary regulatory approvals are required to commence operations at The Temporary and American Place.  FHR-IL has the right to terminate the Development Agreement and the Ground Lease (defined below) if it has complied with its obligations related to the application and pursuit of applicable regulatory approvals and either (i) such approvals are denied, materially delayed, or otherwise not approved; or (ii) FHR-IL determines, in its reasonable judgment, that any necessary regulatory approvals cannot be obtained using its best efforts.

Ground Lease

On January 18, 2023, FHR-IL and the City entered into a 99-year Ground Lease (the “Ground Lease”) for approximately 31.7 acres of land (the “City-Owned Parcel”).  The City-Owned Parcel and an adjacent 10-acre parcel owned by FHR-IL will comprise the location of American Place, including The Temporary.  The Ground Lease is a triple-net lease whereby FHR-IL is required to pay all taxes, utilities, and expenses associated with the leased property.  FHR-IL will pay annual rent under the Ground Lease in an amount equal to the greater of (i) $3,000,000 (the “Annual Guaranteed Minimum Rent”), or (ii) 2.5% of Adjusted Gross Receipts (as defined in Section 4 of the Illinois Gambling Act) generated by either the Temporary or American Place.  The Ground Lease is only terminable to the extent that the Development Agreement is terminated.

FHR-IL has the right to purchase the City-Owned Parcel at any time during the term of the Ground Lease for $30 million, but if it does so prior to the opening of American Place, it must continue to pay rent due to the City under the Ground Lease until the permanent casino is open.  The Ground Lease contains customary terms with respect to taxes, leasehold mortgage, insurance, condemnation, and other terms and conditions typically found in long-term ground leases of similar nature.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Full House Resorts, Inc.

Date: January 23, 2023	/s/ Lewis A. Fanger
Lewis A. Fanger, Senior Vice President, Chief Financial Officer & Treasurer